Exhibit 99.4

Tech Data GAAP to Non-GAAP Reconciliation1, 2

($ in millions)	Twelve Months Ended January 31,			Nine Months Ended October 31,		LTM
	2014	2015	2016	2015	2016	10/31/16
Net Sales	$26,821.9	$27,670.6	$26,379.8	$18,896.2	$18,807.4	$26,291.0
Reconciliation of Non-GAAP Operating Income
GAAP Operating Income	$227.5	$267.6	$401.4	$256.2	$188.8	$334.0
Plus: Restatement and Remediation-Related Expenses	53.8	22.0	0.8	0.8	—	—
Plus: LCD Settlements, Net	(35.5)	(5.1)	(98.4)	(63.1)	(4.1)	(39.5)
Plus: Loss on Disposal of Subsidiaries	—	1.3	0.7	0.7	—	—
Plus: Value Added Tax Assessment	—	(6.2)	(8.8)	(9.6)	1.0	1.8
Plus: Acquisition & Integration Costs	—	—	—	—	15.0	15.0
Plus: Acquisition-Related Amortization of Intangibles	29.1	28.3	23.3	17.2	16.1	22.3

Non-GAAP Operating Income	$274.9	$308.0	$319.1	$202.3	$216.8	$333.6
% of Revenue	1.0%	1.1%	1.2%	1.1%	1.2%	1.3%
Reconciliation of Adjusted EBITDA
Non-GAAP Operating Income	$274.9	$308.0	$319.1	$202.3	$216.8	$333.6
Plus: Depreciation & Amortization (non-acquisition related)	43.8	40.5	33.9	25.4	25.1	33.7
Plus: Stock-Based Compensation	8.9	13.7	14.9	11.4	11.0	14.5

Adjusted EBITDA	$327.6	$362.1	$367.9	$239.0	$252.9	$381.8
% of Revenue	1.2%	1.3%	1.4%	1.3%	1.3%	1.5%
Reconciliation of Free Cash Flow
Cash Flow from Operations	$379.1	$119.4	$189.0	$226.1	$211.5	$174.4
Less: Expenditures for Property & Equipment	15.6	18.6	20.9	13.9	18.8	25.8
Less: Software & Software Development Costs	13.3	9.5	13.1	9.2	12.1	15.9

Free Cash Flow	$350.3	$91.2	$155.0	$202.9	$180.6	$132.7

[1]	The sum of the amounts in the table may not agree to the totals due to rounding.
[2]	Tech Data’s management believes that providing this additional information is useful to investors to better assess and understand operating performance, especially when comparing results with prior periods or forecasting performance for future periods by excluding both cash and non-cash items of expense not directly related to ongoing income from operations. Management also uses these non-GAAP measures to establish operational goals and in measuring performance. However, any analysis of results on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP.

Avnet’s Technology Solutions GAAP to Non-GAAP Reconciliation3, 4

($in millions)	Twelve Months Ended
	6/28/2014	6/27/2015	7/2/2016
Net Sales	$10,170.6	$9,799.5	$9,415.5
Reconciliation of Non-GAAP Operating Income
GAAP Operating Income	$187.4	$162.2	$208.0
Plus: Restructuring, Amortization, Integration & other Expenses	56.9	84.9	53.4

Non-GAAP Operating Income	$244.3	$247.1	$261.4
% of Revenue	2.4%	2.5%	2.8%
Reconciliation of Adjusted EBITDA
Non-GAAP Operating Income	$244.3	$247.1	$261.4
Plus: Depreciation	28.5	28.6	27.6
Plus: Stock-Based Compensation	19.6	26.5	24.3

Adjusted EBITDA	$292.4	$302.2	$313.2
% of Revenue	2.9%	3.1%	3.3%

[3]	The sum of the amounts in the table may not agree to the totals due to rounding.
[4]	Management believes that providing this additional information is useful to investors to better assess and understand operating performance, especially when comparing results with prior periods or forecasting performance for future periods by excluding both cash and non-cash items of expense not directly related to ongoing income from operations. However, any analysis of results on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP.

2